EXHIBIT 99.1

                             PETMED EXPRESS, INC.
                          YEAR ENDED MARCH 31, 2006
                         CONFERENCE CALL TRANSCRIPT
                        MAY 15, 2006 AT 8:30 A.M. EDT


Coordinator:        Welcome to the PetMed Express Incorporated,  doing
                    business as 1-800-PetMeds, conference call to review the financial results for the fourth fiscal quarter and fiscal year ending on March 31, 2006.

                    At the request of the company this conference call is being recorded.

                    Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription pet medication and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets its products through national television, on-line and direct mail advertising campaigns which direct customers to order by phone or on the Internet and aim to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. Sir you may begin.

Bruce Rosenbloom:   Thank  you.   I'd  like to welcome  everyone  here
                    today.   Before  I  turn the call  over  to  Mendo
                    Akdag,  our Chief Executive Officer and President,
                    I'd like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session which will be later in the call.

                    Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private
                    Securities  Litigation Reform Act of 1995  or  the
                    Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

                    Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer and President of 1-800-PetMeds. Mendo.

Mendo Akdag:        Thank you Bruce.

                    Welcome everyone and thank you for joining us.

                     Exhibit 99.1 Page 1 - 8


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                    Today  we  will  review  the  highlights  of   our
                    financial  results.   We will compare  our  fourth
                    fiscal quarter and fiscal year ended on March 31, 2006 to last year's quarter and fiscal year ended on March 31, 2005.

                    For the fourth fiscal quarter ended on March 31, 2006 sales were $29.4 million compared to sales of $23.5 million for the same period the prior year, an increase of 25%. For the fiscal year ended on March 31, 2006 sales were $137.6 million compared to $108.4 million for the prior fiscal year, an increase of 27%. The increase was primarily due to increased retail reorders, retail new orders and wholesale sales for the fiscal year.

                    For the fourth fiscal quarter net income was $3.1 million or $0.13 cents diluted per share compared to $2.4 million or $0.10 cents diluted per share for the same quarter the prior year, an increase to net income of 30%. For the fiscal year net income was $12.1 million or $0.50 cents diluted per share compared to $8.0 million or $0.34 cents diluted per share a year ago, an increase to net income of 51%.

                    Retail reorder sales increased by 28% to $21.7 million for the quarter compared to reorder sales of $17.0 million for the same quarter the prior year. For the fiscal year the reorder sales increased by 29% to $88.4 million compared to $68.7 million for the prior year.

                    Retail new order sales increased by 26% to $7.1 million for the quarter compared to $5.6 million for the same period the prior year. For the fiscal year, the new order sales increased by 22% to $45.5 million compared to $37.2 million for the prior year.

                    Wholesale sales were approximately $600,000 for the quarter compared to $900,000 for the same quarter the prior year. For the fiscal year wholesale sales were at $3.7 million compared to $2.4 million for the prior year.

                    We acquired approximately 94,000 new customers in our fourth fiscal quarter compared to 80,000 for the same period the prior year and we acquired approximately 624,000 new customers in the fiscal year compared to 510,000 for the prior year.

                    Our average retail order was approximately $81 for the quarter and $77 for the fiscal year. Approximately 57% of our sales were generated on our web site for the fiscal year.

                    The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

                    For the fourth fiscal quarter our gross profit as a percent of sales was 42.0% compared to 41.4% for the same period a year ago. For the fiscal year our gross profit as a percent of sales was 39.5% compared to 40.3% for the prior year.

                     Exhibit 99.1 Page 2 - 8


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                    The percentage increase for the quarter can mainly
                    be   attributed  to  price  increases  implemented
                    earlier than last year to pass product and freight cost increases to the consumer. The percentage
                    decrease  for  the  fiscal  year  can  mainly   be
                    attributed  to  additional  discounts   given   to
                    customers.

                    Our general and administrative expenses as a percent of sales were 11.4% for the quarter compared to 11.3% for the same quarter the prior year and for the fiscal year the G&A decreased to 10.2% compared to 10.5% for the prior year.

                    Approximately $300,000 was expensed in the  fourth
                    fiscal    quarter    related   to   Sarbanes-Oxley
                    compliance.

                    For the quarter we spent $3.9 million in advertising compared to $3.2 million for the same quarter the prior year, an increase of 21%. For the fiscal year we spent $21.6 million for advertising compared to $19.2 million a year ago, an increase of 12%.

                    Advertising cost of acquiring a customer for the quarter was approximately $41 compared to $40 for the same quarter the prior year and for the fiscal year it was $35 compared to $38 for the same period a year ago. The improvement for the year can be attributed to a more favorable advertising environment.

                    Our working capital increased by $13.0 million to $35.0 million since March 31, 2005. The increase can mainly be attributed to cash flow generated from operations and exercises of stock option. We had $23.2 million in cash and $15.0 million in inventory with no debt as of March 31, 2006.

                    Net cash from operations for the fiscal year was $10.3 million compared to net cash from operations of $8.3 million for the same period last year, an increase of $2 million. Capital expenditures for the fiscal year were approximately $758,000.

                    This ends the financial review. Operator we are ready to take questions.

Coordinator:        Thank  you and at this time if you would  like  to
                    ask  a  question  simply press star  one  on  your
                    telephone touch pad.  As a reminder please  record
                    your first name and last name and company name for
                    pronunciation purposes.  If you'd like  to  cancel
                    your  question please press star two.  Once  again
                    that's star one to ask a question and star two  to
                    cancel.   One moment while the questions  register
                    please,  and your first question comes from  Brian
                    Post with Roth Capital Partners.

Brian Post:         Congratulations on the quarter guys.

Mendo Akdag:        Thank you.

Brian Post:         Taking  a  look  at  conversion rates  during  the
                    quarter can you guys provide any commentary on what you saw with traffic and how it turned into orders?

Mendo Akdag:        You're talking about our web site?

                     Exhibit 99.1 Page 3 - 8


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Brian Post:         Yes.

Mendo Akdag:        The  traffic was probably approximately - I  don't
                    have those numbers in front of me to be honest with you but I'll give you a rough idea you're looking at about - I better - I don't want to guess it now so I don't have it in front of me.

Brian Post:         Okay.

Mendo Akdag:        But we'll give that number in the 10-K.

Brian Post:         Sounds  good.   Looking at the advertising  market
                    going  forward  do  you  see  the  same  type   of
                    improvement that you saw on a year over year basis headed into later months of this year?

Mendo Akdag:        There is elections as you know this year and  that
                    may negatively impact us. We don't know at this time how much of an impact it's going to make.
                    It's going to be - the race is probably going to be in local levels than national so we'll see how it shapes up.

Brian Post:         Okay I've got one more.

Mendo Akdag:        Sure.

Brian Post:         Gross margin was actually up.  Have, I mean, would
                    it  have  been  up even more had  there  not  been
                    competitive  pressures  from  vets  or  has   that
                    subsided a little bit?

Mendo Akdag:        Typically off-season there's less competition than
                    in  the peak season so price pressures are less in
                    the off season.  When I say off-season I'm talking
                    about  December and March quarters.  In  March  it
                    starts  getting competitive so - and we  increased
                    prices  earlier than last year this year  to  pass
                    product   and  freight  cost  increases   to   the
                    consumer.

Brian Post:         Okay thanks.

Mendo Akdag:        You're welcome.

Coordinator:        Thank  you.  Our next question comes from  Anthony
                    Lebiedzinski with Sidoti & Company.

A. Lebiedzinski:    Good  morning - a couple of questions.   First,  I
                    was  wondering if you would comment on the  impact
                    of weather on your results.  Whether, you know, is
                    it   anything  to, you know, significantly  impact
                    full - on the March quarter, anything or any commentary as far as, you know, the current quarter to date?

Mendo Akdag:        I'll   speak   for   the   March   quarter.     My
                    understanding is that it was a little warmer I understand and it might have started a little earlier - the flea/tick season this year compared to last year.

Coordinator:        Thank  you.   Our  next question comes  from  Bill
                    Lennan with Wedbush Morgan.

                     Exhibit 99.1 Page 4 - 8


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Bill Lennan:        Hi - good morning.

                    Could you tell us a little bit about the increase in average order size? It's a pretty solid number and also how should we account for wholesale revenue in the mix? Is that something that you expect to increase year over year or does it kind of jump around opportunistically?

Mendo Akdag:        To  answer your second question first we're  going
                    to jump around opportunistically. Wholesale is a double-edged sword so we are kind of creating competition for ourselves. I'm not too fond of it personally and we internally debated, and plus we buy most of the products - we are not buying directly from the manufacturer. So wholesale is going to go up and down opportunistically at this point.

                    As far as average order size is concerned the majority of the increase is due to price increases which I mentioned earlier that we implemented earlier than last year to pass product and freight cost increases to the consumer and it's slightly due to up-selling.

Bill Lennan:        Okay  and  also on the subject of buying  directly
                    from manufacturers anything to report on progress there in terms of, you know, a breakthrough with a large supplier?

Mendo Akdag:        No there is no breakthrough.

Bill Lennan:        Okay thank you.

Mendo Akdag:        You're welcome.

Coordinator:        Thank  you.  Once again it's star one if you would
                    like to ask a question and as a reminder please limit your questions to one. Thank you. Our next question comes from Frank Gristina with Avondale
                    Partners.

Frank Gristina:     Thank you.

                    Good morning guys.

Mendo Akdag:        Good morning.

Frank Gristina:     One  more  question on the price, at $81  I  guess
                    what's  the  -  that's  a great  increase  in  the
                    average order value but what's the sensitivity  on
                    new  customer  add  at this level?   Is  it  price
                    that's the bottleneck or is it your ability to get your message out to more people? What's stunting any growth in new customer add?

Mendo Akdag:        You  know,  it's  a highly fragmented  market  and
                    there  are  a wide range of prices out there,  you
                    know,  even if some of the prices are the same  as
                    ours, you know, with our free priority shipping on
                    orders  over $39 we give additional value  to  the
                    consumer.   So we believe convenience is  just  as
                    important as price.

                     Exhibit 99.1 Page 5 - 8


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                    We  also  offer discounts and we meet or beat  any
                    price at time of order and, you know, our surveys show that all customers are not created equal - some are price sensitive, some are not.

Frank Gristina:     So  if  you're - in terms of a strategy  on  price
                    going forward, I mean, would you feel like it would make sense to employ some discounting in the peak seasons to, I mean, you just raised the price but if the vets were pricing more competitively, Mendo would you lower prices to try to add more new customers or would you just rely on your installed customers that are more loyal and less price sensitive?

Mendo Akdag:        We are focusing - attempting to focus on acquiring
                    the  right  customer.  And what I mean  the  right
                    customer   is   profitable,  non-price   sensitive
                    customer.

Frank Gristina:     Right.

Mendo Akdag:        So  that's  our focus going forward.  Having  said
                    that with, you know, price increases and with our gross margin where it was in the March quarter we have more cushion to offer discounts if needed.

Frank Gristina:     Okay.   Last  question, you had some new  products
                    that you made your installed customers aware of during the quarter. Did you have any success with some of those products? I'm thinking specifically of the premium dog food but were there a number of those new products in the quarter? I just saw the one and were the direct emails successful?

Mendo Akdag:        The  food  we are testing it.  As you  might  have
                    noticed the freight cost makes it very expensive so it's being offered purely on convenience and quality of the food is what we are selling and the consumer would have to be willing to pay more.

                    We like to, it's been about two months I believe we've been testing it. We like to have six months to see how many people are reordering, et cetera before we draw any conclusions whether we want to continue with it or not but at this point it's not material and it's too soon to tell.

Coordinator:        Thank  you.  As a reminder if you'd like to ask  a
                    question press star one and please limit yourself to one question. Our next question comes from Marcos Kaminas with Kaminas Capital Management.

Marcos Kaminas:     Hi - congratulations.

                    My questions on order size have been answered but I have another question. Could you speak about your advertising strategy right now? Is it focused on metropolitan areas and do you think that your spending might increase? Do you feel like you're limiting your capital spend right now and how do you see your advertising spending going forward?

Mendo Akdag:        Most of our advertising is national.  On print  we
                    are a lot more targeted, you know, we do analyze our database, who the best customer is for us as far as demographics

                     Exhibit 99.1 Page 6 - 8


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                    are concerned and we  attempt to target those type
                    of customers on our print advertising.

                    As far as advertising our budget is - dollar-wise is going to be higher than last year. Having said that we have flexible budget so it depends on the advertising environment if it allows us to spend it. We are more opportunistic advertisers and depending on the success of advertising it could change. It could go up. It could go down. So it's difficult to tell but, you know, it will probably be, I can give you a rough percent-wise 15 to 16% of sales for the next fiscal year. But it will - I will also say that it will fluctuate from quarter to quarter. Peak seasons it will have higher percentage and off-season it will be lower percentage.

Marcos Kaminas:     That's great, I mean, it's been effective for  you
                    guys.

                    And the second question I had is related to - there was a possibility that you would be purchasing supplies maybe directly from manufacturers rather than from more expensive sources. How close do you think you are to that becoming a reality?

Mendo Akdag:        Really  I can't comment on it.  Our purchasing  is
                    proprietary so.

Marcos Kaminas:     Okay.  Thank you.

Mendo Akdag:        We don't have anything new.

Marcos Kaminas:     Thank you.

Coordinator:        And  your next question comes from Brian Post with
                    Roth Capital Partners.

Brian Post:         Just  a follow-up, tax rate looked a little higher
                    than  in  previous  quarters at  40%.   Should  we
                    expect that going forward?

Mendo Akdag:        This is for the quarter it was higher?

Brian Post:         Yes.

Mendo Akdag:        I  think  we  estimated probably lower during  the
                    prior three quarters that's why it was a little higher. Am I correct with that Bruce?

Bruce Rosenbloom:   In the first quarter our tax rate is usually lower
                    because  of the loss carry-forward that  we  take.
                    We also had taxable income as well but, you know, for the year it was consistent year over year.
                    But what Mendo said is correct for the fourth quarter.

Coordinator:        Thank  you.  Once again that's star one to  ask  a
                    question.   Our next question comes  from  Anthony
                    Lebiedzinski with Sidoti & Company.

A. Lebiedzinski:    Good   morning,   just  a  couple   of   follow-up
                    questions.

                     Exhibit 99.1 Page 7 - 8


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                    As  far as, you know, the inventory is that  -  it
                    was  up  year  over year and I think in  the  last
                    quarter  it was actually down a little  bit.   Can
                    you just comment as far as, you know, inventory concerned?

Mendo Akdag:        Inventory was at about 15 million I believe for  -
                    as   of   March  31  and  it  depends  on   buying
                    opportunities  so  as I said in earlier  calls  it
                    will  fluctuate our inventory depending on  buying
                    opportunities.   If there are any promotions  from
                    manufacturers we take advantage of that.

Mendo Akdag:        Then  obviously we are also going  into  our  peak
                    season so.

A. Lebiedzinski:    Okay and just a housekeeping question.  The fourth
                    quarter diluted share count do you have that?

Mendo Akdag:        Yes.  Diluted share is 24,211,000.

Bruce Rosenbloom:   That's for the year.

Mendo Akdag:        Oh  that's  for the - oh it's for the quarter  you
                    mean?

A. Lebiedzinski:    For the quarter - yes, for the fourth quarter.

Mendo Akdag:        I'm sorry, 24,432,000.

A. Lebiedzinski:    Okay.  Thank you.

Coordinator:        Thank you.  Once again it's star one if you'd like
                    to ask a question, one moment to let the question register please. Thank you. I show no further questions and I'd like to turn the call back over to today's host for any closing statements.

Mendo Akdag:        Thank you.  According to the American Pet Products
                    Manufacturers Association spending on pets in the US increased about 5.5% and reached $36.3 billion in 2005. There's a continuing trend that pets in the US are thought of more like children, part of the family. This mindset is driving pet owners to more high-end products and pet products, that mirror what they want for themselves.

                    To capitalize on the pet industry's growth trend we'll be focusing our efforts on two areas. One, personalized communication and health education content to build value for our customers, to increase loyalty and to differentiate our brand and help our customers choose the right product for their pet's condition. And two, targeting our advertising media buys to acquire the right customer.

                    This wraps up today's conference call. Thank you for joining us.

Coordinator:        Thank you.  This concludes today's teleconference.
                    Thank  you for your participation and have a great
                    day  and  you may disconnect at this time.   Thank
                    you.

                     Exhibit 99.1 Page 8 - 8


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